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                                                                      Exhibit 21



                  SUBSIDIARIES OF PEMCO AVIATION GROUP, INC.



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

Name of Subsidiary                         State of Organization
------------------                         ---------------------
Pemco Aeroplex, Inc.                              Alabama
Pemco Nacelle Services, Inc.                     Colorado
Pemco World Air Services, Inc                    Colorado
Pemco Capital Corp.                              Colorado
Pemco Air Services System, Inc.                  Colorado
Pemco, Inc.                                      Delaware
Hayes Holdings I, Inc.                           Delaware
Hayes Holdings II, Inc.                          Delaware
Space Vector Corporation                         Delaware
Air International Incorporated                   Delaware
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